Exhibit 99.1

NMT Medical Announces Second-Quarter 2009 Financial Results

BOSTON--(BUSINESS WIRE)--August 4, 2009--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter and six months ended June 30, 2009.

Second-Quarter Results

Second-quarter 2009 total revenues were approximately $3.2 million compared with approximately $4.5 million for the quarter ended June 30, 2008.

Cardiac septal repair implant sales in North America for the second quarter of 2009 were approximately $2.4 million compared with approximately $2.9 million in the second quarter of 2008. Implant sales outside of North America in the second quarter of 2009 were approximately $800,000 compared with $1.6 million in the corresponding period of 2008.

For the second quarter of 2009, NMT narrowed its net loss to approximately $3.8 million, or $0.29 per share, compared with a net loss of approximately $5.6 million, or $0.43 per share, for the corresponding period in 2008.

Comments on the Second Quarter

“Total worldwide cardiac septal repair implant sales for the second quarter of 2009 were in line with our recently revised guidance,” said President and Chief Executive Officer Frank Martin. “Our near-term strategy has been to aggressively target emerging overseas markets through new distribution partnerships. However, it has taken longer than expected to complete the necessary product registrations in certain markets, which resulted in our international revenues being lower than anticipated for the second quarter.”

“We remain encouraged by the long-term opportunities available to us in these new territories,” said Martin. “We intend to continue with our geographic expansion plans and we are currently in the process of adding distributors for BioSTAR® in Eastern Europe, the Middle East and parts of Asia. As part of our strategy to reduce costs, we further streamlined our sales force in some territories outside of the U.S. by transitioning from direct sales to distribution partnerships. We believe that these new distribution partnerships will enhance our global presence and have the potential to significantly increase our commercial market share as we penetrate new territories.”

Chief Operating Officer Richard E. Davis said, “At June 30, 2009, cash, cash equivalents and marketable securities were approximately $12.4 million. In addition, NMT achieved an important milestone during the second quarter by securing a $4.0 million revolving credit facility with Silicon Valley Bank. This two-year, non-equity based credit facility provides us with additional financial flexibility. It also reinforces our confidence that we will have sufficient capital resources to complete our pivotal patent foramen ovale (PFO)/stroke trial – CLOSURE I.”

Year-To-Date Results

Total revenues for the six months ended June 30, 2009 were approximately $6.7 million compared with approximately $9.3 million for the same period in 2008.

Cardiac septal repair implant sales in North America for the first six months of 2009 were approximately $4.7 million compared with approximately $5.7 million for the first half of 2008. Implant sales outside of North America were approximately $2.0 million for the six-month period ended June 30, 2009 compared with approximately $3.6 million for the corresponding period in 2008.

The net loss for the six-month period ended June 30, 2009 narrowed to approximately $7.7 million, or $0.58 per share, compared with a net loss of approximately $9.5 million, or $0.73 per share, for the corresponding period in 2008.

Business Outlook

“Looking ahead, we remain committed to advancing NMT’s position as an established technology leader in cardiac septal repair,” Martin said. “While being prudent in our spending, we will continue to fund our R&D efforts and have several promising programs underway. CLOSURE I remains our top priority and, as previously announced, at this time, we expect the data from that trial to be reviewed in the fall of 2010.”

“For the second half of 2009, we will remain focused on our four major initiatives: 1) pursuing additional regulatory approvals for our technology, inclusive of CLOSURE I; 2) increasing BioSTAR® unit sales; 3) effectively managing our capital resources; and 4) expanding our international presence in the market of structural heart repair,” said Martin. “With the new distribution partnerships in place and registrations now complete in several new markets, we have the potential to drive near-term revenue with little additional costs. Our goal is to build sales momentum toward year-end through our expanded global footprint.”

Davis concluded, “For the full year 2009, we are expecting total revenues of approximately $14 to $15 million. We will continue to review all business operations for additional expense reduction opportunities. We currently expect cash, cash equivalents and marketable securities at December 31, 2009 to be within the range of $6 to $8 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results and provide a business update. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-8037 or (201) 689-8037. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, its bioabsorbable technology programs, the Company’s expected savings from cost reductions, the Company’s expected cash position and burn rate for 2009, revenue expectations for 2009, the success of our new distribution partnerships, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIA and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Product sales	$3,181,843	$4,456,920	6,659,614	9,264,905
Net royalty income	-	5,900	-	18,170
Total revenues	3,181,843	4,462,820	6,659,614	9,283,075

Costs and expenses:
Cost of product sales	1,416,760	1,353,867	2,826,006	2,816,103
Research and development	2,432,422	3,769,167	4,626,658	6,744,296
General and administrative	1,701,954	2,427,616	4,104,481	4,883,241
Selling and marketing	1,516,459	2,724,405	2,816,918	4,888,530
Total cost and expenses	7,067,595	10,275,055	14,374,063	19,332,170

Loss from operations	(3,885,752)	(5,812,235)	(7,714,449)	(10,049,095)

Other income:
Currency transaction gain	23,623	8,760	2,733	69,830
Interest income	24,741	203,206	81,393	502,567
Total other income	48,364	211,966	84,126	572,397

Loss before income taxes	(3,837,388)	(5,600,269)	(7,630,323)	(9,476,698)

Income tax expense	10,557	24,326	20,395	41,670

Net loss	$(3,847,945)	$(5,624,595)	$(7,650,718)	$(9,518,368)

Basic & diluted loss per common share:	$(0.29)	$(0.43)	$(0.58)	$(0.73)

Basic & diluted weighted average common shares outstanding:	13,204,106	13,007,547	13,152,940	12,990,844

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At June 30,	At December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$ 11,115,391	$ 4,899,179
Marketable securities	1,259,048	12,674,639
Accounts receivable, net	1,747,569	2,511,934
Inventories	1,733,465	2,018,173
Prepaid expenses and other current assets	1,234,709	1,212,947
Total current assets	17,090,182	23,316,872

Property and equipment, net	815,649	928,693

	$ 17,905,831	$ 24,245,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4,620,177	$ 2,870,606
Accrued expenses	5,596,215	6,468,167
Total current liabilities	10,216,392	9,338,773

Long-term liabilities	535,328	507,426

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued and outstanding--13,244,106 and 13,122,391 shares in 2009 and 2008, respectively
	13,244	13,122
Additional paid-in capital	52,951,695	52,659,855
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive income (loss)	5,094	(108,407)
Accumulated deficit	(45,696,322)	(38,045,604)
Total stockholders' equity	7,154,111	14,399,366

	$ 17,905,831	$ 24,245,565

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com